SEVENTH AMENDMENT


          SEVENTH AMENDMENT, dated as of January 30, 1998 (this "Amendment"), among PHILLIPS-VAN HEUSEN CORPORATION (the "Borrower"), the financial institutions party to the Credit Agreement referred to below (the "Banks"), and BANKERS TRUST COMPANY, as agent (in such capacity, the "Agent") for the Banks. All capitalized terms used herein and not otherwise defined shall have the meanings specified in the Credit Agreement referred to below.


                      W I T N E S S E T H :


          WHEREAS, the Borrower, the Banks and the Agent are parties to a Credit Agreement, dated as of December 16, 1993 (as modified, supplemented or amended prior to the date hereof, the "Credit Agreement");

          WHEREAS, subject to the terms and conditions hereof, the Banks and the Borrower have agreed to amend the Credit
Agreement as set forth herein;

          NOW, THEREFORE, in consideration of the mutual premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Section 2.01(b)(ii) of the Credit Agreement is hereby amended by deleting the reference to "$8,000,000" therein and by inserting in lieu thereof a reference to "$14,000,000".

          2. Section 8.05 of the Credit Agreement is hereby amended by deleting the ratio "3.25:1.00" appearing opposite the date of April 30, 1998 in the table therein and inserting in lieu thereof the ratio "2.75:1.00".

          3. Section 8.07 of the Credit Agreement is hereby amended by inserting at the end thereof the following proviso:

          "; provided, that notwithstanding the
          foregoing, at any time on and after February
          2, 1998 and on or before May 3, 1998, the Borrower will not permit such ratio to exceed
          0.62 to 1."

          4. Section 10 of the Credit Agreement is hereby amended by (a) deleting the definition of "EBIT" in its entirety and (b) inserting the following new definition in appropriate alphabetical order:

          "EBIT" shall mean, for any period, the sum of (i) Consolidated Net Income of the Borrower for such period,
     (ii) provisions for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and (iii) consolidated interest expense (including amortization of original issue discount and non-cash interest payments or accruals and the interest component of capitalized lease obligations), net of interest income theretofore deducted from earnings in computing Consolidated Net Income for such period; provided, however, that EBIT shall be determined without giving effect to (a) the Borrower's $55,000,000 pre-tax restructuring charge reflected in its financial statements for the fiscal quarter ending on or about July 31, 1997, or any subsequent reversal of all or part of such restructuring charge, (b) the Borrower's $75,000,000 pre-tax restructuring charge reflected in its financial statements for the fiscal quarter ending on or about January 31, 1998, or any subsequent reversal of all or part of such restructuring charge, and
     (c) costs and expenses of up to $3,000,000 incurred by the Borrower in the fiscal quarter ending on or about April 30, 1998 in connection with updating and modifying its computer systems to address the "Year 2000 Problem".

          5. Section 10 of the Credit Agreement is hereby further amended by deleting the reference to "$8,000,000" in clause (i)(x) of the provision in the definition of "Standby Letter of Credit" and by inserting in lieu thereof a reference to "$14,000,000".

          6. This Amendment shall become effective on the date (the "Amendment Effective Date") on which (i) the Borrower and the Required Banks shall have executed and delivered a counterpart of this Amendment and (ii) the Borrower and the holders of the 1992 Notes shall have entered into a waiver, consent or amendment in respect of the 1992 Note Purchase Agreements, which waiver, consent or amendment shall be in form and substance reasonably satisfactory to the Agent and shall have become effective in accordance with the terms of the 1992 Note Purchase Agreements.

          7. Except as expressly amended hereby, the terms and conditions of the Credit Agreement shall remain unchanged and in full force and effect.

          8. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
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

          9.   THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED
AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW
YORK.


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
          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.


                         PHILLIPS-VAN HEUSEN CORPORATION



                         By
                           Title:


                         BANKERS TRUST COMPANY,
                           Individually, and as Agent


                         By
                           Title:


                         THE CHASE MANHATTAN BANK



                         By
                           Title:


                         CITIBANK, N.A.



                         By
                           Title:
















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
                         THE BANK OF NEW YORK



                         By
                           Title:


                         CHEMICAL BANK



                         By
                           Title:


                         BANK BOSTON



                         By
                           Title:



                         CIBC, INC.



                         By
                           Title:



                         UNION BANK



                         By
                           Title:











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